Exhibit 99.1

In the following discussion, “Holdco” refers to Domino’s Pizza, Inc., “Intermediate Holdco” refers to Domino’s, Inc., and, unless the context otherwise requires, “Domino’s” refers to Domino’s Pizza, Inc. and its subsidiaries on a consolidated basis prior to the consummation of the securitization transaction. Certain capitalized terms used herein but not defined herein refer to limited-purpose, bankruptcy remote companies that were formed in connection with the securitization transaction and which are wholly-owned, indirect subsidiaries of Holdco.

Capitalization of Holdco

The following section is a discussion of the capitalization of Holdco. Upon the consummation of the securitization transaction, Domino’s Pizza LLC will serve as the Master Servicer, servicing the securitized assets within the system on behalf of the securitization entities. Substantially all of the existing revenue-generating assets of Domino’s, the majority of which do not have a historical book value, will be transferred to the securitization entities in connection with the securitization transaction. Accordingly, the following capitalization of Holdco is not indicative of the historic and future financial condition of the securitization entities. The capitalization of Holdco in this section is presented on a consolidated basis. Not all assets reflected in this section will be available to the co-issuers to pay interest on and principal of the offered notes.

The following table sets forth the cash and cash equivalents and capitalization of Holdco as of December 31, 2006 (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the equity and debt tender offers, the securitization transaction, and the use of proceeds related to the securitization transaction (collectively, the “Recapitalization”) as if the Recapitalization occurred as of such date. This table should be read in conjunction with “Summary Unaudited Pro Forma Consolidated Financial Information of Holdco,” “Supplemental Financial Information,” “Selected Historical Consolidated Financial Information and Other Data of Holdco,” all of which are provided elsewhere in this Exhibit 99.1, and “and the historical consolidated financial statements and the accompanying notes included in Holdco’s annual report on Form 10-K filed on February 23, 2007.

	As of December 31, 2006
	Actual		As Adjusted for the Recapitalization
	(dollars in millions)
Cash and cash equivalents	$38.2		$918.2
Debt:
Senior secured credit facility(1):
Revolving credit facility	$—		$—
Term loan	463.0		—
8 1/4% senior subordinated notes due 2011(1)	273.9		0.3
Offered Notes	—		1,700.0
Series 2007-1 Class A-1 Notes(2)	—		—
Capital leases	5.4		5.4

Total debt	$742.3	(3)	$1,705.7
Total stockholders’ deficit	(564.9)		(594.7)

Total capitalization	$177.4		$1,111.0

(1)

The amounts outstanding under the senior secured credit facility were repaid and the facility was terminated, and $273.6 million aggregate principal amount of the 8 1/4% senior subordinated notes due 2011 was tendered and repaid, in connection with the borrowings under the bridge loan facility, including the portion, if any, held by the initial purchasers. Domino’s entered into a bridge loan facility arranged by the initial purchasers consisting of a $1.25 billion term loan, which permits up to five draws, and a $100 million revolving credit facility. The amounts outstanding under the bridge loan facility will be fully repaid in connection with the securitization transaction, including the portion, if any, held by the initial purchasers.

(2)	Approximately $33.9 million of letters of credit are expected to be outstanding under the Series 2007-1 Class A-1 Notes upon the consummation of the securitization transaction, leaving approximately $116.1 million available for additional borrowings under the Series 2007-1 Class A-1 Notes.
(3)

Total debt does not include a $1.1 million unamortized discount on the 8 1/4% senior subordinated notes due 2011. In addition, total debt does not include $0.4 million of assets related to fair value derivatives.

Summary Unaudited Pro Forma Consolidated Financial Information of Holdco

The following section is a discussion of the unaudited pro forma consolidated financial information of Holdco. Upon the consummation of the securitization transaction, Domino’s Pizza LLC will serve as the Master Servicer, servicing the securitized assets within the system on behalf of the securitization entities. Substantially all of the existing revenue-generating assets of Domino’s, the majority of which do not have a historical book value, will be transferred to the securitization entities in connection with the securitization transaction. Further, the annual revenues of the securitization entities will include substantially all of the revenues of Holdco with the exception of those of the company-owned stores and those related to manufacturing operations and certain excluded international franchises; however, the revenues with respect to the company-owned stores and certain excluded international franchises noted in the exception above will be replaced in part by certain license fees. For a reconciliation of Holdco Pro Forma EBITDA to ABS Pro Forma Adjusted EBITDA, see “Supplemental Financial Information.” The summary unaudited pro forma consolidated financial information of Holdco in this section is presented on a consolidated basis. Not all assets reflected in this section will be available to the co-issuers to pay interest on and principal of the offered notes

The following tables present the unaudited pro forma consolidated financial information of Holdco at December 31, 2006 and for the fiscal year then ended. The unaudited pro forma adjustments are based upon available information and certain assumptions that the co-issuers believe are reasonable. The historical consolidated financial information has been adjusted to give pro forma effect to items that are (i) directly attributable to the Recapitalization and (ii) factually supportable. With respect to the income statement information, only the pro forma events expected to have a continuing impact on the consolidated results are included. The unaudited pro forma consolidated balance sheet as of December 31, 2006 gives effect to the Recapitalization as if it had occurred on December 31, 2006. The unaudited pro forma consolidated statement of income for the fiscal year ended December 31, 2006 gives effect to the Recapitalization as if it had occurred as of January 2, 2006.

The unaudited pro forma consolidated financial statements are for informational purposes only and do not purport to represent what the actual financial condition or results of operations of Holdco would have been if such transactions had been completed as of the dates indicated above or that may be achieved in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with “Capitalization of Holdco,” “Supplemental Financial Information” and “Selected Historical Consolidated Financial Information and Other Data of Holdco,” all of which are provided elsewhere in this Exhibit 99.1, and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the accompanying notes included in Holdco’s annual report on Form 10-K filed on February 23, 2007.

	Fiscal Year Ended December 31, 2006	Pro Forma Adjustments		Pro Forma(4) Fiscal Year Ended December 31, 2006
	(dollars in thousands)
Unaudited Pro Forma Consolidated Statement of Income:
Revenues
Company-owned stores	$393,406			$393,406
Domestic franchise	157,741			157,741

Domestic stores	551,147			551,147
Domestic distribution	762,782			762,782
International	123,390			123,390

Total revenues	1,437,319			1,437,319

Operating expenses
Cost of sales	1,052,788			1,052,788
General and administrative	170,334			170,334

Total operating expenses	1,223,122			1,223,122

Income from operations	214,197			214,197
Interest income	1,239			1,239
Interest expense	(55,011)	$(57,850	)(1)	(112,861)

Income before provision for income taxes	160,425			102,575
Provision for income taxes	54,198	(21,983	)(2)	32,215

Net income	$106,227			$70,360

Weighted average shares outstanding:
Common stock – basic	63,139,073	2,242	(3)	63,136,831
Common stock – diluted	64,541,079	2,242	(3)	64,538,837

Earnings per share:
Common stock – basic	$1.68			$1.11
Common stock – diluted	$1.65			$1.09

Notes to Unaudited Pro Forma Consolidated Statement of Income for the Fiscal Year Ended December 31, 2006:

(1)	Represents incremental interest expense related to the Recapitalization of $57.9 million based on a coupon rate of 5.261% for the Series 2007-1 Class A-2 Notes plus the insurer premium for the Series 2007-1 senior notes (i.e., the Series 2007-1 Variable Funding Senior Notes and the Series 2007-1 Class A-2 Notes) and 7.629% for the Series 2007-1 Class M-1 Notes.

The interest expense adjustment is presented net of interest savings on the debt extinguishment through the debt tender offer and the repayment of the senior secured credit facility. The adjustment also includes (i) the amortization of deferred financing costs on a straight-line basis over the term of the anticipated maturity of the offered notes of $5.8 million, (ii) amortization of a forward starting swap that was used to hedge interest rate risk associated with the senior and subordinated notes of $2.2 million and (iii) commitment fees based on availability under the Series 2007-1 Class A-1 Notes of $0.3 million.

(2)	Includes the impact of the estimated tax effect resulting from the pro forma adjustments at an income tax rate of 38.0%.
(3)	Reflects the reduction in the weighted average number of common shares outstanding resulting from the shares repurchased in the equity tender offer by Holdco effected in connection with the Recapitalization.
(4)	The following non-recurring items are not included in the pro forma adjustments (dollars in thousands):

Premium on early retirement of 8 1/4% senior subordinated notes due 2011	$12,968
Write-off of deferred financing costs on bridge facility and extinguished debt	30,770
Reversal of unrealized gain on interest rate derivative contract	(1,987)
Reversal of unamortized discount on 8 1/4% senior subordinated notes due 2011	1,103

Total non-recurring fees	$42,854

	As of December 31, 2006	Pro Forma Adjustments		Pro Forma as of December 31, 2006
	(dollars in thousands)
Unaudited Pro Forma Consolidated Balance Sheet:
Assets
Current Assets:
Cash and cash equivalents	$38,222	$879,978	(1)	$918,200
Accounts receivable	65,697			65,697
Inventories	22,803			22,803
Prepaid expenses and other	13,835	13,049	(2)	26,884
Advertising funds assets, restricted	18,880			18,880
Deferred income taxes	5,874	1,218	(3)	7,092
Notes receivable	994			994

Total current assets	166,305			1,060,550

Property, Plant and Equipment:
Land and buildings	21,831			21,831
Leaseholder and other improvements	83,503			83,503
Equipment	162,142			162,142
Construction in process	2,132			2,132

	269,608			269,608

Less Accumulated depreciation and amortization	(152,464)			(152,464)

Property, plant and equipment, net	117,144			117,144

Other Assets:
Deferred financing costs	8,770	20,105	(4)	28,875
Goodwill	21,319			21,319
Capitalized software	16,142			16,142
Investments in marketable securities	1,340			1,340
Notes receivable	576			576
Other assets	8,625	(396	)(5)	8,229
Deferred income taxes	39,982			39,982

Total other assets	96,754			116,463

Total assets	$380,203			$1,294,157

Liabilities and Stockholders’ Deficit
Current portion of long-term debt	$1,477	$(1,190	)(6)	$287
Accounts payable	55,036			55,036
Insurance reserves	8,979			8,979
Accrued compensation	21,693			21,693
Accrued income taxes	786	(786	)(2)	—
Advertising fund liabilities	18,880			18,880
Accrued interest	19,499	(19,499	)(7)	—
Other accrued liabilities	28,851	(33	)(8)	28,818

Total current liabilities	155,201			133,693
Long-term liabilities:
Long-term debt, less current portion	740,120	965,317	(9)	1,705,437
Insurance reserves	22,054			22,054
Other accrued liabilities	27,721			27,721

Total long-term liabilities	789,895			1,755,212
Stockholders’ deficit:
Total stockholders deficit	(564,893)	(29,855	)(10)	(594,748)

Total liabilities and stockholders’ deficit	$380,203			$1,294,157

Notes to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2006:

(1)	Reflects the funding of the senior notes interest reserve account, the retention for the Domestic Franchisor to maintain the large franchisor exemption, the retention for the capitalization of the Overseas Franchisor, the retention for the Domestic Distributor and the Canadian Distributor and the excess cash of approximately $830.6 million from the proceeds of the offered notes. The excess cash is expected to be used to pay a significant special cash dividend to the holders of Holdco’s common stock and dividend equivalent payments to holders of Holdco’s vested stock options. In addition, Holdco expects to authorize future open market purchases of its common stock. Below is a summary of the sources and uses of cash raised in the offering (dollars in thousands):

Cash proceeds from issuance of offered notes	$1,700,000
Repayment of bridge loan facility	(780,000)
Capitalization of Domestic Franchisor	(15,000)
Capitalization of Overseas Franchisor	(2,600)
Contribution to Domestic Distributor	(15,000)
Contribution to Canadian Distributor(a)	(1,500)
Fees, expenses and cash reserve	(55,281)

Excess cash	$830,619

(a)	In Canadian dollars.

(2)	Reflects the elimination of accrued income taxes and the addition of income taxes receivable incurred as a result of payment of a premium on extinguished debt, the reversal of debt discount on extinguished debt, the write-off of the deferred financing costs attributable to the debt extinguishment and the elimination of an unrealized gain on an interest rate derivative contract that was settled in conjunction with the debt extinguishment (dollars in thousands):

Addition of income taxes receivable	$17,040
Elimination of accrued income taxes	(786)
Reversal of unrealized gain on interest rate derivative contract	(3,205)

$13,049

(3)	Reflects the reversal of a deferred tax liability of $1.2 million on an interest rate derivative contract that was settled in conjunction with the debt extinguishment.
(4)	Includes deferred financing costs of $28.9 million to be capitalized in connection with the issuance of the offered notes less the write-off of unamortized deferred financing costs of $8.8 million attributable to the debt extinguishment.
(5)	Represents the elimination of unrealized gains on interest rate derivative contracts that were settled upon the debt extinguishment.
(6)	Represents the elimination of the current portion of the extinguished long-term debt in the debt extinguishment.
(7)	Represents the elimination of accrued interest expenses related to the extinguished debt and interest rate derivative contracts in the debt extinguishment.
(8)	Includes elimination of unrealized losses on the interest rate derivative contracts that were settled in conjunction with the debt extinguishment.
(9)	Represents the impact of the issuance of $1.7 billion of the offered notes and the debt extinguishment.
(10)

Reflects the reduction in capital stock and additional paid-in capital of $29.9 million as a result of the impact of the payment of the debt premium on early retirement of the 8 1/4% senior subordinated notes due 2011 of $13 million, the reversal of the debt discount on the outstanding 8 1/4% senior subordinated notes due 2011 of $1.1 million, the write-off of the unamortized deferred financing costs on the bridge loan facility of $22.0 million and the extinguished debt of $8.8 million, the reversal of unrealized gains on interest rate derivative contracts, and the related tax effects of $17.4 million as well as the repurchase of 2,242 common shares of Holdco at $30.00 per share, or $0.07 million in the aggregate, in the equity tender offer by Holdco effected in connection with the Recapitalization.

Supplemental Financial Information

The following table provides a pro forma reconciliation of (i) Holdco’s pro forma net income to (ii) Holdco’s pro forma earnings before interest, taxes, depreciation and amortization (“Holdco Pro Forma EBITDA”) to (iii) Holdco Pro Forma EBITDA adjusted for other items described below (“Holdco Pro Forma Adjusted EBITDA”) and to (iv) pro forma EBITDA of the securitization entities (“ABS Pro Forma Adjusted EBITDA”).

The ABS Pro Forma Adjusted EBITDA presented below is based on Holdco Pro Forma EBITDA, adjusted to exclude gains and losses on sales of assets and non-cash compensation expense and to give effect to the portion of the securitization transaction not reflected in Holdco’s unaudited pro forma consolidated financial statements as if it had occurred on January 2, 2006.

ABS Pro Forma Adjusted EBITDA is presented for informational purposes only and gives effect to certain adjustments which are described in the notes below. ABS Pro Forma Adjusted EBITDA is based on the agreements and transactions regarding the securitization transaction. The adjustments are based on available information and certain assumptions that the co-issuers believe are reasonable. ABS Pro Forma Adjusted EBITDA does not purport to represent what the EBITDA of the securitization entities would have actually been if the securitization transaction had, in fact, occurred on January 2, 2006 or to project the financial position or results of operations of the securitization entities for any future date or period.

The supplemental financial information set forth below should be read in conjunction with “Summary Unaudited Pro Forma Consolidated Financial Information of Holdco” which is contained elsewhere in this Exhibit 99.1, and Holdco’s historical financial information and its “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Holdco’s Annual Report on Form 10-K filed on February 23, 2007.

Holdco Pro Forma EBITDA, Holdco Pro Forma Adjusted EBITDA and ABS Pro Forma Adjusted EBITDA are non-GAAP financial measures that may not comply with the Securities and Exchange Commission’s rules governing the presentation of non-GAAP financial measures; however, the co-issuers believe that Holdco Pro Forma EBITDA, Holdco Pro Forma Adjusted EBITDA and ABS Pro Forma Adjusted EBITDA provide investors with useful information with respect to the historical operations and cash flows of Domino’s and with respect to the adjustments to such historical information to reflect changes in such operations and cash flows that may result from the securitization transaction.

		Pro Forma Fiscal Year Ended December 31, 2006
		(dollars in millions)
Pro Forma Income Statement Data of Holdco:
Pro forma net income		$70.4
Pro forma interest expense		112.8
Pro forma interest income		(1.2)
Pro forma provision for income taxes		32.2
Pro forma depreciation and amortization		32.3

Holdco Pro Forma EBITDA		246.5

Actual Adjustments:
Gains on sale/disposal of assets		(2.7)
Non-cash compensation expense		5.2

Total Adjustments		2.5

Holdco Pro Forma Adjusted EBITDA		249.0

Securitization Transaction Adjustments:
Weekly master servicing amount(1)		(46.0)
Elimination of company-owned stores revenues(2)	$(393.4)
Elimination of cost of sales related to company-owned stores(2)	312.1
Elimination of general and administrative expenses related to company-owned stores(2)	70.5
Inclusion of company-owned stores license fees(2)	21.6

Net company-owned stores adjustments		10.8
Elimination of general and administrative expenses related to Holdco		93.0
Inclusion of other items(3)		(11.5)
Elimination of Holdco’s depreciation and amortization		(32.3)
Elimination of Holdco’s gains on sale/disposal of assets		2.7
Elimination of Holdco’s non-cash compensation expenses		(5.2)

Total securitization adjustments		11.5

ABS Pro Forma Adjusted EBITDA		$260.5

Notes to Supplemental Financial Information for the Fiscal Year Ended December 31, 2006:

(1)	Adjustment to reflect the aggregate weekly master servicing amount that would have been paid to the Domino’s Pizza LLC, as the Master Servicer, by the Master Issuer and the other securitization entities during the fiscal year ended December 31, 2006, based on a fixed fee component and the historical number of stores located in the contiguous United States in each quarter of such fiscal year.
(2)	Adjustments to reflect the elimination of revenues, cost of sales and general and administrative expenses related to company-owned stores and the inclusion of the aggregate company-owned stores license fees that would have been paid to the IP Holder pursuant to the company-owned stores master license agreement during the fiscal year ended December 31, 2006.
(3)	Adjustments primarily related to (i) the elimination of the cost of sales related to manufacturing and processing operations of Domino’s Pizza LLC, Domino’s Pizza NS Co. and Progressive Food Solutions LLC and the inclusion of the pro forma costs related to the purchase of food by the Domestic Distributor and the Canadian Distributor pursuant to the product purchase agreements and (ii) the exclusion of revenues and cost of sales related to Holdco’s France and Netherlands operations (which were sold during the fiscal year ended December 31, 2006), as further detailed below (dollars in millions):

Pro Forma
Fiscal Year Ended December 31, 2006
Summary of Other Items:
Costs related to the purchase of materials from manufacturing and processing	$(88.5)
Elimination of cost of sales related to manufacturing and processing	80.0
Elimination of revenues related to France and the Netherlands	(12.8)
Elimination of cost of sales related to France and the Netherlands	11.4
Estimated securitization operating expenses and Class A-1 senior notes administrative expenses	(0.6)
Elimination of Holdco revenues related to the overseas license fees	(0.3)
Other	(0.7)

Total Other Items	$(11.5)

Selected Historical Consolidated Financial Information and Other Data of Holdco

Upon the consummation of the securitization transaction, Domino’s Pizza LLC will serve as the Master Servicer, servicing the securitized assets within the system on behalf of the securitization entities. Substantially all of the existing revenue-generating assets of Domino’s, the majority of which do not have a historical book value, will be transferred to the securitization entities in connection with the securitization transaction. Further, the annual revenues of the securitization entities will include substantially all of the revenues of Holdco with the exception of those of the company-owned stores and those related to manufacturing operations and certain excluded international franchises; however, the revenues noted in the exception above will be replaced primarily by certain license fees. For a reconciliation of Holdco Pro Forma EBITDA to ABS Pro Forma Adjusted EBITDA, see “Supplemental Financial Information.” The summary unaudited pro forma consolidated financial information of Holdco in this section is presented on a consolidated basis. Not all assets reflected in this section will be available to the co-issuers to pay interest on and principal of the offered notes.

Set forth below is selected historical consolidated financial information and other data of Holdco at the dates and for the periods indicated. The selected historical financial information and other data as of and for the fiscal years ended December 29, 2002 and December 28, 2003 has been derived from Holdco’s audited financial statements not included in Holdco’s Form 10-K filed on February 23, 2007. The selected historical financial information and other data as of and for the fiscal years ended January 2, 2005, January 1, 2006 and December 31, 2006 has been derived from Holdco’s audited consolidated financial statements included in Holdco’s Form 10-K filed on February 23, 2007. The audited consolidated financial statements for each of the years ended December 29, 2002, December 28, 2003, January 2, 2005, January 1, 2006 and December 31, 2006 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

The selected historical consolidated financial information and other data should be read in conjunction with the “Summary Unaudited Pro Forma Consolidated Financial Information of Holdco,” “Supplemental Financial Information” and “Capitalization of Holdco,” all of which are included elsewhere in this Exhibit 99.1, and with the Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included in Holdco’s annual report on Form 10-K filed on February 23, 2007.

	Fiscal Years Ended
	December 29, 2002	December 28, 2003(3)	January 2, 2005(4)	January 1, 2006	December 31, 2006
	(dollars in millions)
Holdco EBITDA(1)	184.3	166.5	192.3	253.7	246.5
Holdco Adjusted EBITDA(1)	189.3	202.7	214.3	238.4	249.0
Leverage ratio(2)	3.2	4.7	3.6	3.1	3.0

(1)	The following table discloses Holdco’s earnings before interest, taxes, depreciation and amortization (“Holdco EBITDA”) and Holdco EBITDA adjusted for certain items described below (“Holdco Adjusted EBITDA”). Holdco EBITDA and Holdco Adjusted EBITDA are not presentations made in accordance with GAAP and the use of the terms Holdco EBITDA and Holdco Adjusted EBITDA in this Offering Memorandum may differ from other companies in the industry in which the co-issuers will operate. The co-issuers believe that Holdco EBITDA and Holdco Adjusted EBITDA provide investors with useful information with respect to the historical operations and cash flows of Holdco. Holdco EBITDA and Holdco Adjusted EBITDA may not comply with the SEC’s practice on non-GAAP financial measures. Holdco EBITDA and Holdco Adjusted EBITDA are reconciled from net income determined under GAAP as follows:

	Fiscal Years Ended
	December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006	December 31, 2006
	(dollars in millions)
Income Statement Data:
Net income	$60.5	$39.0	$62.3	$108.3	$106.2
Interest expense	60.3	74.7	61.1	48.8	55.0
Interest income	(0.5)	(0.4)	(0.6)	(0.8)	(1.2)
Provision for income taxes	35.7	23.4	37.8	65.0	54.2
Depreciation and amortization	28.3	29.8	31.7	32.4	32.3

Holdco EBITDA	$184.3	$166.5	$192.3	$253.7	$246.5
Margin	14.5%	12.5%	13.3%	16.8%	17.2%

Adjustments:
Losses (gains) on sale/disposal of assets	2.9	(2.6)	1.2	(19.0)	(2.7)
Non-cash compensation expense(a)	0.3	0.3	—	3.8	5.2
Expenses related to the 2003 recapitalization(b)	—	15.7	—	—	—
Termination of management agreement(c)	—	—	10.0	—	—
Losses on debt retirements(d)	1.8	22.7	10.8	—	—

Total adjustments	5.0	36.1	22.0	(15.2)	2.5

Holdco Adjusted EBITDA	$189.3	$202.7	$214.3	$238.4	$249.0

Margin	14.8%	15.2%	14.8%	15.8%	17.3%

(a)	Represents non-cash compensation expenses related to stock options. Holdco adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” during fiscal 2005. Accordingly, the cost of all employee stock options, as well as other equity-based compensation arrangements, is reflected in the consolidated statement of income in fiscal 2005 and fiscal 2006 based on the estimated fair value of the awards. For periods prior to fiscal 2005, Holdco accounted for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”
(b)	Represents general and administrative expenses, primarily comprised of compensation expenses, that were expensed in connection with Holdco’s recapitalization in fiscal 2003 discussed below. See footnote (2) below.
(c)	Represents general and administrative expenses, comprised of expenses in connection with the termination of Holdco’s management agreement with an affiliate of Holdco’s principal stockholder, that were expensed in connection with Holdco’s initial public offering in fiscal 2004 discussed below. See footnote (3) below.
(d)	Represents losses incurred in connection with debt retirements, including in fiscal 2003, $20.4 million of bond tender fees incurred in connection with Holdco’s 2003 recapitalization, and in fiscal 2004, $9.0 million in bond tender fees incurred in connection with Holdco’s initial public offering.
(2)	Leverage ratio is the ratio of total debt over Holdco Adjusted EBITDA. In addition to the leverage ratios presented above, Holdco’s leverage ratio information for the fiscal years ended December 31, 2000 and December 30, 2001 is also provided below.

	Fiscal Years Ended
	December 31, 2000	December 30, 2001
	(dollars in millions)
Income Statement Data:
Net income	$25.3	$36.8
Interest expense	75.8	68.4
Interest income	(4.1)	(1.8)
Provision for income taxes	16.2	23.5
Depreciation and amortization	33.6	33.1

Holdco EBITDA	$146.8	$160.0

Adjustments:
Losses on sale/disposal of assets	1.3	2.0
Losses (gains) on debt retirements	(0.9)	0.2

Total adjustments	0.4	2.2

Holdco Adjusted EBITDA	$147.3	$162.2

Total debt	$686.1	$654.7
Leverage ratio	4.7	4.0

(3)	In connection with Holdco’s recapitalization in 2003, Intermediate Holdco issued and sold $403.0 million aggregate principal amount at maturity of senior subordinated notes at a discount resulting in gross proceeds of $400.1 million and borrowed $610.0 million in term loans. Intermediate Holdco used the proceeds from the senior subordinated notes, borrowings from the term loans and cash from operations to retire $206.7 million principal amount of the then-outstanding senior subordinated notes plus accrued interest and bond tender fees for $236.9 million, repay all amounts outstanding under the previous senior credit facility, redeem all of Holdco’s outstanding preferred stock for $200.5 million and pay a dividend on Holdco’s outstanding common stock of $188.3 million. Additionally, Holdco expensed $15.7 million of related general and administrative expenses, comprised of compensation expenses, wrote off $15.6 million of deferred financing costs to interest expense and expensed $20.4 million of bond tender fees in other expense. Total recapitalization related expenses were $51.7 million (pre-tax). Holdco also recorded a $20.4 million deferred financing cost asset.
(4)

In connection with Holdco’s initial public offering completed on July 16, 2004, Holdco issued and sold 9,375,000 common shares resulting in net proceeds of $119.6 million. These net proceeds were used to redeem, at a premium plus accrued interest, $109.1 million aggregate principal amount of Intermediate Holdco’s 8 1/4% senior subordinated notes. Immediately following the closing of the initial public offering, Holdco had 68,653,626 shares of common stock outstanding. Additionally, in connection with the initial public offering, Holdco used general funds to, among other things, distribute $16.9 million to Domino’s founder and former majority shareholder and his spouse for full payment of contingent notes then outstanding and pay $10.0 million to an affiliate of Holdco’s principal stockholder, in connection with the termination of its management agreement, which was recorded in general and administrative expense. Additionally, the 2004 fiscal year included 53 weeks, while the 2002, 2003, 2005 and 2006 fiscal years each included 52 weeks.